EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Intervest Bancshares Corporation of our report dated February 22, 2008, relating to the financial statements of Intervest Bancshares Corporation and the effectiveness of internal control over financial reporting of Intervest Bancshares Corporation which report is included in Form 10-K of Intervest Bancshares Corporation for the year ended December 31, 2007, and to the reference to us under the caption “Experts” in the related prospectus which is part of this registration statement.

/s/ Hacker Johnson & Smith, P.A., P.C.

HACKER, JOHNSON & SMITH, P.A., P.C.

Tampa, Florida

January 15, 2009